Praxair, Inc. and Subsidiaries

EXHIBIT 10.07a

FIRST AMENDMENT
TO THE
PRAXAIR COMPENSATION DEFERRAL PROGRAM

Section 5.1(f) of the Praxair Compensation Deferral Program, Amended and Restated as of July 15, 2014, is hereby amended in its entirety, effective as of February 28, 2017, as set forth below:

“(f)    Notwithstanding any provision in this Plan to the contrary, all Praxair Contributions shall fully vest and each Participant shall receive a lump sum payment of his or her entire benefit under this Plan (and any election to receive installment payments shall be disregarded) at such time as the Board determines that a Change in Control has occurred. Such payment shall be made in full within 45 days after the Change in Control; provided, however, that a Participant who satisfies criteria established by the Committee or the Corporation’s Chief Human Resources Officer (the “CHRO”), as determined in the sole discretion of the Committee or the CHRO, may elect, at the time and in the manner designated by the Committee or the CHRO, to waive the right to receive a lump sum payment of his or her entire Plan benefit upon a Change in Control and such waiver shall be considered the deletion of such Participant’s Change in Control payment event as contemplated under Treasury Regulation Section 1.409A-2(b)(6). Any Participant who makes such election shall receive payment of his or her Plan benefit at such time and in such form as otherwise provided under the Plan. Any such election shall be valid if, and only if, made at least one year prior to the effective date of any Change in Control, and shall not count as a subsequent election as described in Section 5.5.”

PRAXAIR, INC.

By:_________________________________
Vice President,
Chief Human Resources Officer

Date:______________________________